EXHIBIT 99.1

NEWS RELEASE

Contacts:
Michael Peckham
Chief Financial Officer
NetManage, Inc.
408.973.7171
invest.rel@netmanage.com

NASDAQ Extends Compliance for Continued Listing

Cupertino, CA — November 25, 2002 — NetManage, Inc. (Nasdaq: NETME), experts in host access and integration solutions, announced today that it recently received a letter from The Nasdaq Stock Market, Inc., confirming that the Nasdaq Listing Qualifications Panel has agreed to continue the listing of the Company’s securities on the Nasdaq National Market provided that the Company files its Form 10-K for the fiscal year ending December 31, 2002 with the Securities and Exchange Commission and with Nasdaq by February 28, 2003. NetManage must also comply with all other continued listing requirements of The Nasdaq National Market to maintain its listing.

“NetManage is now current and compliant. We intend to file the required documents in accordance with Nasdaq’s requirements, following that filing we anticipate that our stock trading symbol will return to NETM,” said Zvi Alon, president, chairman and CEO of NetManage.

About NetManage

Founded in 1990, NetManage, Inc. (Nasdaq: NETME), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company’s investment in existing legacy systems and applications. NetManage offers a full range of host access and host integration software and services for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells its products and services worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino, CA and has offices worldwide. For more information, visit www.netmanage.com.

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© 2002 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the continued listing of the Company’s common stock on The Nasdaq National Market. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the Company recently regained compliance with the Securities and Exchange Commission and Nasdaq National Market periodic reporting requirements by filing its Forms 10-Q for the periods ended June 30, 2002 and September 30, 2002 and its amended Form 10-Q for the period ended March 31, 2002 on November 20, 2002; that the Company has been notified by Nasdaq that it will continue the listing of the Company’s securities on The Nasdaq National Market on the condition that on or before February 28, 2003 the Company file its Form 10-K for the fiscal year ended December 31, 2002 with the SEC and Nasdaq and that it otherwise comply with all continued listing requirements; that the Company has not been profitable on an annual basis since 1995 and may never achieve profitability in the future; or that the Company has restated certain financial results.]